Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of Western Asset High Yield Opportunity Fund Inc. (formerly known as Western Asset High Yield Defined Opportunity Fund Inc.) of our report dated July 22, 2025, relating to the financial statements and financial highlights, which appears in Western Asset High Yield Defined Opportunity Fund Inc.’s Certified Shareholder Report on Form N-CSR for the year ended May 31, 2025. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm”, “Financial Statements” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Baltimore, Maryland

March 30, 2026